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                                                                                                                        Exhibit 12.1
                                                   THE CHARLES SCHWAB CORPORATION

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                             (Unaudited)

                                                                              Three Months Ended      Six Months Ended
                                                                                   June 30,               June 30,
                                                                               2004        2003       2004        2003
                                                                              ------      ------     ------      ------
Earnings from continuing operations before taxes on earnings                  $ 179       $ 182      $ 426       $ 279

Fixed charges
 Interest expense:
    Deposits from banking clients                                                23          22         50          46
    Brokerage client cash balances                                               15          24         30          48
    Long-term debt                                                                8           9         16          19
    Short-term borrowings                                                         3           4          5           7
    Other                                                                         3           5          4           8
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        Total                                                                    52          64        105         128
 Interest portion of rental expense                                              21          23         43          44
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    Total fixed charges (A)                                                      73          87        148         172
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Earnings from continuing operations before taxes on earnings
    and fixed charges (B)                                                     $ 252       $ 269      $ 574       $ 451
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Ratio of earnings to fixed charges (B) / (A) (1)                                3.5         3.1        3.9         2.6
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Ratio of earnings to fixed charges excluding
    brokerage client interest expense (2)                                       4.1         3.9        4.6         3.3
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(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings from continuing operations before taxes on earnings and fixed charges.  "Fixed charges" consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.

(2)  Because interest expense incurred in connection with payables to brokerage  clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges  excluding  brokerage  client interest expense reflects the elimination of such interest expense as a fixed charge.

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